August 2011 Pricing Sheet dated August 25, 2011 relating to Preliminary Terms No. 961 dated August 24, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities
Buffered Jump Securities Based on the Performance of the iShares® MSCI EAFE Index Fund due August 30, 2013
PRICING TERMS – AUGUST 25, 2011
Issuer:	Morgan Stanley
Issue price:	$10.00 per security
Stated principal amount:	$10.00 per security
Pricing date:	August 25, 2011
Original issue date:	August 30, 2011 (3 business days after the pricing date)
Maturity date:	August 30, 2013
Aggregate principal amount:	$4,046,500
Interest:	None
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Payment at maturity:
•      If the final share price is greater than the initial share price:
$10.00 + the upside payment
•      If the final share price is less than or equal to the initial share price but greater than or equal to $45.783 (90% of the initial share price), meaning the final share price has remained unchanged or has declined from the initial share price by an amount less than or equal to the buffer amount of 10%:
$10.00
•      If the final share price is less than $45.783 (90% of the initial share price), meaning the final share price has declined from the initial share price by more than the buffer amount of 10%:
$10.00 × (share performance factor  + 10%)
Because the share performance factor will be less than 90% in this scenario, this amount will be less, and potentially significantly less, than the stated principal amount of $10.00, subject to the minimum payment at maturity of $1.00 per security.

Upside payment:	$2.725 per security (27.25% of the stated principal amount)
Share percent change:	(final share price – initial share price) / initial share price
Buffer amount:	10%
Share performance factor :	final share price / initial share price
Initial share price:	$50.87, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	August 27, 2013, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Minimum payment at maturity:	$1.00 per security (10% of the stated principal amount)
CUSIP:	61760P882
ISIN:	US61760P8822
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$10.00	$0.225	$9.775
Total	$4,046,500	$91,046.25	$3,955,453.75

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.225 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for Jump Securities.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 961 dated August 24, 2011
Prospectus Supplement for Jump Securities dated July 28, 2011
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.